UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2007

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2007, Integral Systems, Inc. (the “Company”) entered into an Amended and Restated Revolving Line of Credit Loan Agreement (the “Amended Credit Agreement”), among the Company, certain of its subsidiaries, and Bank of America, N.A., as lender, which amends and restates the Amended and Restated Revolving Line of Credit Loan Agreement and Security Agreement, dated as of April 30, 2007 (the “Prior Credit Agreement”). The Amended Credit Agreement provides for a $25 million unsecured revolving credit facility (the “Facility”), including a sub-facility of $10 million for the issuance of letters of credit. The Amended Credit Agreement reflects the amendment and restatement of the Prior Credit Agreement in order to, among other things, increase the amount of the Facility from $10 million to $25 million, to release the liens on the assets of the Company that had secured the Company’s obligations under the Prior Credit Agreement, and to extend the maturity of the Facility to December 31, 2010. Any borrowings under the Facility will accrue interest at the one-month London Inter-Bank Offering Rate (LIBOR), plus a margin of 1.5% to 2.4% depending on the Company’s ratio of funded debt to earnings before interest, taxes and depreciation (EBITDA). The Company is required to pay a fee on the undrawn amount of the Facility from time to time, at a rate of 0.20% to 0.25% per annum, depending on the Company’s ratio of funded debt to EBITDA, and payable quarterly. The Company currently has no loans or letters of credit outstanding under the Facility.

The Amended Credit Agreement requires the Company to comply with specified financial covenants, including the maintenance of a maximum ratio of funded debt to EBITDA of 2.5 to 1.0 and a minimum fixed charge coverage ratio of 1.25 to 1.0. The Amended Credit Agreement contains customary covenants, including affirmative covenants that require, among other things, certain financial reporting by the Company, and negative covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, incur encumbrances on assets, reorganize, consolidate or merge with any other company, and make acquisitions and stock repurchases. The Amended Credit Agreement also contains customary events of default, including a cross-default to other indebtedness of the Company. Failure of the Company to comply with such covenants, or the occurrence of any other event of default, could result in the acceleration of any loans or other financial obligations of the Company under the Amended Credit Agreement and the termination of the Facility. The availability of loans and letters of credit under the Facility is subject to customary conditions, including the material accuracy of certain representations and warranties of the Company and no default continuing under the Amended Credit Agreement.

The foregoing summary of the Facility and the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which will be filed with the Company’s next periodic report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2007	INTEGRAL SYSTEMS, INC.

	By:	/s/ Alan W. Baldwin
Alan W. Baldwin
Chief Executive Officer